EXHIBIT 10 f


AGREEMENT



BETWEEN:	AXYN CANADA CORPORATION, a legal person constituted
under the Laws of Ontario, having its head office at 2, Gurdwara
Rd. Suite 208, Nepean, (Ontario), K2E 1A2, herein acting by Mr.
Herb Breau, duly authorized as he declares;

			(Hereinafter called "Axyn")



AND:	3720161 CANADA CORPORATION, also doing business under the
names "Mobilair" and "Mobilair Integration", legal person constituted under the laws of Canada and having its head office at 2, Gurdwara Rd. Suite 208, Nepean, (Ontario), K2E 1A2 and its chief executive office as well as its principal place of business at 2500, Boul. Jean-Perrin, Suite 101, Quebec, Province of Quebec, G2C 1X1, herein acting by Mr. Daniel Veilleux, President, duly authorized by resolution of the directors;

			(Hereinafter called "Mobilair")





WHEREAS the parties hereto entered into a preliminary agreement (the "Preliminary Agreement") resulting from an offer of Mr. Daniel Veilleux dated December 15th, 2000 and a proposition of Axyn dated December 21st, 2000, bearing Daniel Veilleux's acceptance;

WHEREAS the parties hereto wish to give effect to various undertakings contained in the Preliminary Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ACKNOWLEDGEMENT OF DEBT
Mobilair acknowledges owing to Axyn the amount of ONE MILLION SEVEN HUNDRED SIXTY-ONE THOUSAND EIGHTY-EIGHT DOLLARS (1 761 088,00$) (the "Debt") for merchandises and equipments sold and delivered to the full satisfaction of Mobilair.
PAYMENT OF THE DEBT
2.1	Mobilair undertakes to pay the Debt as follows:
2.1.1	The amount of TWO HUNDRED THOUSAND DOLLARS (200
000,00$) remitted to Kronstrom Desjardins on December 22nd, 2000 in accordance with the provisions of the Preliminary Agreement;
2.1.2	An additional TWO HUNDRED THOUSAND DOLLARS (200
000,00$) payable to Axyn no later than January 31st, 2001;

2.1.3	Four payments of TWO HUNDRED THOUSAND DOLLARS (200
000,00$) each, payable to Axyn respectively on May 31st, 2001, August 31st, 2001, December 20th, 2001 and March 31st, 2002;


2.2	A ONE MILLION DOLLARS (1 000 000,00$) portion of the Debt
(and any balance of this portion after the payments mentioned in subparagraphs 2.1.2 and 2.1.3) shall bear interest at the prime rate of the Royal Bank of Canada plus two percent (2%), commencing on December 29th, 2000. "Prime rate of the Royal Bank of Canada" means the annual variable rate of interest announced from time to time by the Royal Bank of Canada and used by this bank to determine the interest rates on Canadian dollars commercial loans granted by this bank in Canada. Except for the above-mentioned portion of the Debt, the balance of the Debt shall bear no interest as long as Mobilair is not in default to pay the Debt as stipulated in paragraphs 2.1 and 2.3. In the event of a default, this balance of the Debt shall bear interest as stipulated for the above-mentioned portion of the Debt, payable on demand;

2.3	The payments of interest shall be made the last day of each
month, starting January 2001;

2.4	If all payments of interest and all the payments of the
principal mentioned in this agreement are made as provided, the balance of the Debt (561 088,00$) shall be deemed the object of a release at the payment due on March 31st, 2002;

2.5	Failure to make any payment provided in paragraph 2.1 or 2.3 cause Mobilair to loose the benefit of the term and Axyn shall then be entitled to require the full payment of the balance of the Debt plus interest accrued thereon calculated as provided in paragraph 2.2 if such default is not cured within ten (10)
business days following the receipt by Mobilair of a written notice of such default.
SECURITY
In order to guarantee and to secure payment of the Debt, and, as the case may be, interest thereon, Mobilair hereby covenants and agrees to grant to Axyn concurrently with the execution hereof, a movable hypothec without delivery charging the universality of its movable property, whether incorporeal or corporeal, present or future, for the amount of ONE MILLION DOLLARS (1 000 000,00$), plus interest thereon (the "Hypothec/Axyn").
The Hypothec/Axyn shall only be preceded by hypothecs
respectively consented to the Caisse Populaire Desjardins
Bellevue de Quebec ("the Caisse") and Syscan International Inc.; Axyn shall agree to subordinate its rank in order that the Hypothec/Axyn be preceded by (i) the security granted by Mobilair to the Caisse or to any other financial institution which shall grant credit destined to the financing of the current operations of Mobilair, provided that such security charges current assets (inventory and accounts receivables) and (ii) any security granted by Mobilair to lenders to finance the acquisition of fixed assets in order that such lenders hold first rank security on such new fixed assets;
Mobilair hereby undertakes to comply with the terms and
conditions of the Hypothec/Axyn.
4.	FINANCIAL STATEMENTS
4.1	On the execution of this agreement, Mobilair shall remit to
Axyn, at Mobilair's cost, three (3) copies of Mobilair's audited financial statements as of June 30th, 2000. No later than February 28th, 2001, Mobilair shall remit to Axyn, at Mobilair's cost, three (3) copies of Mobilair's audited financial statements for the period commencing July 1st, 2000 and terminating December 31st, 2000. These financial statements are hereinafter called the "Financial Statements";

4.2	The Financial Statements shall not contain any material
differences compared to the internal financial statements of Mobilair for the same periods and already delivered to Axyn. Mobilair represents and warrants that the Financial Statements shall contain true and exact information;

4.3	In the event that the Financial Statements (or one of them)
contain(s) material differences so that if Axyn had known such material differences, Axyn, acting reasonably, would have not granted the release stipulated in paragraph 2.4 above, then Axyn shall be entitled to receive the payment of an additional portion of the Debt up to an amount sufficient to be fully indemnified of all losses and prejudices.
5.	MISCELLANEOUS PROVISIONS
5.1	In case of conflict of any provision of this agreement with
any provision of the Preliminary Agreement, then the provisions of this agreement shall prevail;
5.2	This agreement cannot be amended or otherwise modified
unless said amendment or modification is completed in writing and executed by all parties;
5.3	This agreement shall be binding upon the parties hereto as
well as their successors and assignees;
5.4	The parties hereto have expressly agreed that this agreement and all deeds, documents or notices relating thereto be executed in English. Les parties aux presentes ont expressement convenu que cet acte et tout autre acte, document ou avis y afferent soient rediges en anglais.

6.	SURETYSHIP OF DANIEL VEILLEUX

	Daniel Veilleux intervenes to this agreement and agrees as follows:

6.1	For good and valuable consideration, Daniel Veilleux
unconditionally and irrevocably guarantees the prompt payment of all present and future obligations of Mobilair to Axyn under the terms of the present agreement, provided that the liability of Daniel Veilleux shall not exceed 100 000,00$, plus interest calculated at the rate applicable to the Debt, from the date of the first demand of payment by Axyn;

6.2	This suretyship shall bind Daniel Veilleux jointly with
Mobilair up to the maximum amount set forth in paragraph 6.1 hereabove;


6.3	This suretyship is a continuing guarantee and shall subsist
notwithstanding occasional or partial payment of Mobilair's obligations.


IN WITNESS WHEREAS, the undersigned have executed this agreement at Quebec, this 29th day of December 2000.


AXYN CANADA CORPORATION
Per:

Herb BREAU

3720161 CANADA CORPORATION
Per:

Daniel VEILLEUX



Daniel VEILLEUX